Tauriga Sciences Inc. Gains Exposure to Electric Vehicle Infrastructure Market Segment through Strategic $191,250 USD Transaction

NEW YORK, NY--(Marketwired – February 14, 2018) - Tauriga Sciences, Inc. (OTC PINK: TAUG) (“Tauriga” or the “Company”), engaged in building its business through the development, distribution, and licensing of proprietary products as well as the evaluation of potential acquisition opportunities and equity investments, today announced that it has gained exposure to the electric vehicle infrastructure sector through a strategic $191,250 USD transaction. The Company’s Board of Directors (“Board”) has identified this market segment as an area of potential sustained long-term growth. This particular opportunity is focused on both the Electric Vehicle (“EV”) charging infrastructure as well as technology; specifically, Tauriga believes that the integration of rapid EV battery charge/recharge technology into both the existing and future electric vehicle infrastructure is of great importance.

The Company will fully disclose the pertinent details of this $191,250 USD transaction on Form 8-K, to be filed within the next 4 business days.

ABOUT TAURIGA SCIENCES, INC.

Tauriga Sciences, Inc. (OTC PINK: TAUG) is engaged in building business through the development, distribution, and licensing of proprietary products as well as the evaluation of potential acquisition opportunities/equity investments. The Company is presently focused on its upcoming contemplated launch of a Cupacu Butter based lip balm product branded under the name: Herman. The Company believes that one of its most important strengths is its access to and relationships with potentially substantial distribution systems and networks. The Company intends to capitalize on distribution opportunities and will continually update shareholders on such developments. Please visit our corporate website at www.tauriga.com

FORWARD-LOOKING STATEMENTS:

This press release contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 which represent management’s beliefs and assumptions concerning future events. These forward-looking statements are often indicated by using words such as “may,” “will,” “expects,” “anticipates,” believes, “hopes,” “believes,” or plans, and may include statements regarding corporate objectives as well as the attainment of certain corporate goals and milestones. Forward-looking statements are based on present circumstances and on management’s present beliefs with respect to events that have not occurred, that may not occur, or that may occur with different consequences or timing than those now assumed or anticipated. Actual results may differ materially from those expressed in forward looking statements due to known and unknown risks and uncertainties, such as are not guarantees of general economic and business conditions, the ability to successfully develop and market products, consumer and business consumption habits, the ability to consummate successful acquisition and licensing transactions, fluctuations in exchange rates, and other factors over which Tauriga has little or no control. Many of these risks and uncertainties are discussed in greater detail in the “Risk Factors” section of Tauriga’s Form 10-K and other filings made from time to time with the Securities and Exchange Commission. Such forward-looking statements are made only as of the date of this release, and Tauriga assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. You should not place undue reliance on these forward-looking statements.

CONTACT INFORMATION

Tauriga Sciences, Inc.

555 Madison Avenue, 5th Floor

New York, NY 10022

Chief Executive Officer

Mr. Seth M. Shaw

Email: sshaw@tauriga.com

cell # (917) 796 9926

www.tauriga.com